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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131616
A filing fee of $24,826, calculated in accordance
with Rule 457(r), has been transmitted to the SEC
in connection with the securities offered by
means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 7, 2006)

10,701,905 Shares

Common Stock

Of the 10,701,905 shares of our common stock to be sold in the offering, we are offering 3,000,000 shares and the selling shareholder, Chesapeake Energy Corporation, is offering 7,701,905 shares.

Upon completion of this offering, we will have 49,566,978 shares of common stock outstanding.

Our common stock trades on the American Stock Exchange under the symbol "PDC." The last reported sales price of our common stock on February 6, 2006 was $21.89 per share.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 2 of the attached prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$20.89	$223,562,795
Underwriting discounts and commissions	$0.26	$2,782,495
Proceeds to us (before expenses)	$20.63	$61,890,000
Proceeds to selling shareholder (before expenses)	$20.63	$158,890,300

Lehman Brothers expects to deliver the shares to purchasers on or about February 10, 2006.

LEHMAN BROTHERS

February 7, 2006

PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT	S-2
RISK FACTORS	S-2
USE OF PROCEEDS	S-2
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY	S-3
UNDERWRITING	S-4
LEGAL MATTERS	S-6
PROSPECTUS
PIONEER DRILLING COMPANY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	10
SELLING SHAREHOLDER	10
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13

ABOUT THIS PROSPECTUS SUPPLEMENT

        In this prospectus supplement, except as the context requires otherwise, the terms "Pioneer Drilling," "we," "us" and "our" refer to Pioneer Drilling Company and its subsidiaries.

        This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information" in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information or represent anything other than that provided in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with different information. You must not rely on any unauthorized information or representations. We are not making an offer in any jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

        We urge you to carefully consider the risks described beginning on page 2 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $62 million from our sale of 3,000,000 shares of common stock, after deducting the underwriting discount and the estimated expenses of this offering. See "Underwriting—Commissions and Expenses." We will not receive any of the proceeds from the sale of our common stock by Chesapeake.

        We intend to use our net proceeds from the offering for our general corporate purposes, including the funding of our working capital requirements and capital expenditures. Those capital expenditures may include expenditures to build additional rigs to expand our fleet. We are in the process of completing a program to build 13 rigs. We completed the first two of those rigs in the quarter ended December 31, 2005 and an additional rig in January 2006. We anticipate completing the remaining ten rigs in the 2006 calendar year. All of the rigs in our rig-building program have long-term (one- or two-year) drilling contracts with customers. In addition to our rig-building program, we may seek to acquire additional rigs from other drilling contractors. We believe we have the management and other resources to expand our rig-building program and complete acquisitions, and we continue to explore opportunities to add to our existing fleet under terms and conditions our management determines to be appropriate. We also expect to continue making capital expenditures to maintain and upgrade our existing rig fleet.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

        Our common stock trades on the American Stock Exchange under the symbol "PDC." The following table sets forth, for each of the periods indicated, the high and low sales prices per share on the American Stock Exchange:

	Price
	High	Low
Fiscal Year Ending March 31, 2006:
First Quarter	$16.30	$10.57
Second Quarter	19.93	14.00
Third Quarter	19.98	14.25
Fourth Quarter (through February 6, 2006)	23.06	18.12
Fiscal Year Ending March 31, 2005:
First Quarter	$7.99	$5.60
Second Quarter	8.90	6.75
Third Quarter	10.50	7.63
Fourth Quarter	14.21	9.05
Fiscal Year Ended March 31, 2004:
First Quarter	$5.24	$3.57
Second Quarter	4.99	3.65
Third Quarter	5.20	3.30
Fourth Quarter	7.35	4.75

        The last reported sale price for our common stock on the American Stock Exchange on February 6, 2006 was $21.89 per share.

        We have not paid or declared any dividends on our common stock since our inception and currently intend to retain earnings to fund our working capital needs and growth opportunities. Any future dividends will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions Texas and other applicable laws and our debt arrangements then impose. Our current debt arrangements include provisions that (1) generally prohibit us from paying dividends on our common stock and (2) limit our subsidiaries' ability to pay dividends or make loans or advances to us.

UNDERWRITING

General

        Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference into this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc., as the underwriter in this offering, has agreed to purchase all the shares of our common stock being offered by Chesapeake and us pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase all of the shares being offered, if it purchases any shares.

        The underwriting agreement provides that the underwriter's obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the agreement, including:

  •
  the obligation to purchase all of the shares of our common stock offered pursuant to this prospectus supplement, if any of the shares are purchased;

  •
  the representations and warranties made by Chesapeake and us to the underwriter are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriter.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and Chesapeake will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to Chesapeake and us for the shares of common stock being offered.

Per Share	$0.26
Total underwriting fee to be paid by us	$780,000
Total underwriting fee to be paid by Chesapeake	$2,002,495

        The underwriter has advised Chesapeake and us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

        We estimate the total expenses of the offering payable by us will be approximately $210,000, excluding underwriting discounts and commissions. Chesapeake will not be required to pay any of those expenses, but will be responsible for paying its own legal fees and expenses.

Lock-Up Agreement

        We have agreed, subject to some exceptions, that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or would reasonably be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock (other than the shares being offered pursuant to this prospectus supplement and the accompanying prospectus and shares issued pursuant to employee benefit plans, stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights), or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus supplement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of the offering of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities (other than any registration statement on Form S-8) or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement.

        The 60-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 60-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, the announcement of the material news or the occurrence of a material event, unless such extension is waived in writing by Lehman Brothers Inc.

        Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreement described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from the lock-up agreement, Lehman Brothers Inc. will consider, among other factors, our reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

        We and Chesapeake have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for those liabilities.

Stabilization and Short Positions

        In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriter in the open market prior to the completion of the offering in accordance with Regulation M under the Exchange Act.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the shares of our common stock and may stabilize, maintain or otherwise affect the market price of the shares of our common stock. As a result, the price of the shares of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriter's Web site and any information contained in any other Web site maintained by the underwriter is not part of this prospectus supplement or the registration statement of which the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

        Lehman Brothers Inc. and their affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates for which they will receive customary fees and expenses.

LEGAL MATTERS

        Baker Botts L.L.P., Houston, Texas, will pass on certain legal matters for us in connection with the common stock offered pursuant to this prospectus supplement. Fulbright & Jaworski L.L.P. will pass on certain legal matters for the underwriter in connection with the common stock offered pursuant to this prospectus supplement.

PROSPECTUS

10,701,905 Shares

PIONEER DRILLING COMPANY

Common Stock

        We may offer up to 3,000,000 shares of our common stock and Chesapeake Energy Corporation may offer up to 7,701,905 shares of our common stock in one or more offerings. Those shares may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. Sales may be made at market prices prevailing at the time of the sale, prices related to the then-current market price, fixed prices or in privately negotiated transactions or otherwise. When shares of common stock are offered and sold using this prospectus, we will provide a supplement to this prospectus that will contain specific information about the offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

        As of February 7, 2006, Chesapeake beneficially owned 16.54% of our outstanding common stock. Chesapeake acquired 5,333,333 of the shares of common stock it may offer by this prospectus directly from us in a private placement. We are registering the offer of those shares, together with 2,368,572 additional shares Chesapeake acquired in public offerings we completed or through open-market purchases after we completed that private placement, in order to satisfy registration rights we granted to Chesapeake. We will not receive any proceeds from the sale of common stock by Chesapeake. See "Selling Shareholder."

        Our common stock trades on the American Stock Exchange under the symbol "PDC." On February 6, 2006, the last reported sales price for our common stock was $21.89 per share.

Investment in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2006.

PIONEER DRILLING COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the "Plan of Distribution."

  •
  You should rely only on the information provided or incorporated by reference in this prospectus or any supplement to this prospectus.

  •
  We have not authorized any person to provide information or make representations other than that provided in this prospectus.

  •
  We have not authorized anyone to provide you with different information.

  •
  This document may only be used where it is legal to sell our common stock.

  •
  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document, or that any information contained in a document incorporated by reference is accurate as of any date other than the date of that document.

        In this prospectus, except as the context otherwise requires, "Pioneer," "we," "us," "our" and "ours" refer to Pioneer Drilling Company and its subsidiaries.

i

PIONEER DRILLING COMPANY

        Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas exploration and production companies. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We have focused our operations in selected oil and natural gas production regions in the United States. Our company was incorporated in 1979 as the successor to a business that had been operating since 1968. We conduct our operations through our principal operating subsidiary, Pioneer Drilling Services, Ltd.

        Our business strategy is to own and operate a high-quality fleet of land drilling rigs in active drilling markets, and position ourselves to maximize rig utilization and dayrates and to enhance shareholder value. We intend to continue making additions to our drilling fleet, either through acquisitions of businesses or selected assets or through the construction of new or refurbished drilling rigs.

        Our principal executive offices are located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209 and our phone number at that address is (210) 828-7689.

RISK FACTORS

        Investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as other information in this prospectus and the accompanying prospectus supplement before making your investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described below actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Gas Industry

  We derive all our revenues from companies in the oil and gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

        As a provider of contract land drilling services, our business depends on the level of drilling activity by oil and gas exploration and production companies operating in the geographic markets where we operate. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic and military events have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, can materially and adversely affect us in many ways by negatively impacting:

  •
  our revenues, cash flows and profitability;

  •
  the fair market value of our rig fleet;

  •
  our ability to maintain or increase our borrowing capacity;

  •
  our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

  •
  our ability to retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services.

        Depending on the market prices of oil and gas, oil and gas exploration and production companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

  •
  weather conditions in the United States and elsewhere;

  •
  economic conditions in the United States and elsewhere;

  •
  actions by OPEC, the Organization of Petroleum Exporting Countries;

  •
  political instability in the Middle East and other major oil- and gas-producing regions;

  •
  governmental regulations, both domestic and foreign;

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  domestic and foreign tax policy;

  •
  the pace adopted by foreign governments for the exploration, development and production of their national reserves;

  •
  the price of foreign imports of oil and gas;

  •
  the cost of exploring for, producing and delivering oil and gas;

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  the discovery rate of new oil and gas reserves;

  •
  the rate of decline of existing and new oil and gas reserves;

  •
  available pipeline and other oil and gas transportation capacity;

  •
  the ability of oil and gas companies to raise capital; and

  •
  the overall supply and demand for oil and gas.

Risks Relating to Our Business

  We have a history of losses and may experience losses in the future.

        We have a history of losses. We incurred net losses of $1.8 million, $5.1 million and $0.4 million in the fiscal years ended March 31, 2004, 2003 and 2000, respectively. Our profitability in the future will depend on many factors, but largely on utilization rates and dayrates for our drilling rigs. Our current utilization rates and dayrates may decline and we may experience losses in the future.

  Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

        As a key component of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary assets and businesses. For example, from March 31, 2003 through February 1, 2006, our rig fleet increased from 24 to 55 drilling rigs, primarily as a result of acquisitions. There are risks inherent in our acquisition strategy, such as potentially increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect us. The success of any completed acquisition will depend in part on our ability to integrate effectively the acquired business into our operations. The process of integrating an acquired business may involve unforeseen difficulties and may require a disproportionate amount of management attention and financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those we paid for our recent acquisitions. We may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

        In addition, we may not have sufficient capital resources to complete additional acquisitions. Historically, we have funded the growth of our rig fleet through a combination of debt and equity financing. We may incur substantial additional indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity could be dilutive to our existing stockholders. Furthermore, we may not be able to obtain additional financing on satisfactory terms.

  We operate in a highly competitive, fragmented industry in which price competition is intense.

        We encounter substantial competition from other drilling contractors. Our primary market areas are highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

        The drilling contracts we compete for are usually awarded on the basis of competitive bids. We believe pricing and rig availability are the primary factors our potential customers consider in determining which drilling contractor to select. In addition, we believe the following factors are also important:

  •
  the type and condition of each of the competing drilling rigs;

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  the mobility and efficiency of the rigs;

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  the quality of service and experience of the rig crews;

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  the safety records of the rigs;

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  the offering of ancillary services; and

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  the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

        While we must be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs and the quality of service and experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an over-supply of rigs can cause greater price competition.

        Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and reduce profitability and make any improvement in demand for drilling rigs short-lived.

  We face competition from many competitors with greater resources, which may harm our ability to compete.

        Many of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

  •
  better withstand industry downturns;

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  compete more effectively on the basis of price and technology;

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  retain skilled rig personnel; and

  •
  build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

  Unexpected cost overruns on our turnkey drilling jobs and our footage contracts could adversely affect our financial position and our results of operations.

        We have historically derived a significant portion of our revenues from turnkey drilling contracts and we expect that they will represent a significant component of our future revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We often subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we do not receive progress payments and are paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under a turnkey drilling contract is substantially greater than for a well drilled on a daywork basis, because we must assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract, including the risks of blowout, loss of hole, stuck drill pipe, machinery breakdowns and abnormal drilling conditions, and risks associated with subcontractors' services, supplies, cost escalations and personnel. Similar to our turnkey contracts, under a footage contract we assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract.

        Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey and footage drilling operations, adequate coverage may be unavailable in the future and we might have to bear the full cost of such risks, which could have an adverse effect on our financial condition and results of operation.

  Our operations involve operating hazards, which if not insured or indemnified against, could adversely affect our results of operations and financial condition.

        Our operations are subject to the many hazards inherent in the contract land drilling business, including the risks of:

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  blowouts;

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  fires and explosions;

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  loss of well control;

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  collapse of the borehole;

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  lost or stuck drill strings; and

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  damage or loss from natural disasters.

        Any of these hazards can result in substantial liabilities or losses to us from, among other things:

  •
  suspension of drilling operations;

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  damage to, or destruction of, our property and equipment and that of others;

  •
  personal injury and loss of life;

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  damage to producing or potentially productive oil and gas formations through which we drill; and

  •
  environmental damage.

        We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

  We face increased exposure to operating difficulties because we primarily focus on drilling for natural gas.

        Most of our drilling contracts are with exploration and production companies in search of natural gas. Drilling on land for natural gas generally occurs at deeper drilling depths than drilling for oil. Although deep-depth drilling exposes us to risks similar to risks encountered in shallow-depth drilling, the magnitude of the risk for deep-depth drilling is greater because of the higher costs and greater complexities involved in drilling deep wells. We generally do not insure risks related to operating difficulties other than blowouts. If we do not adequately insure the increased risk from blowouts or if our contractual indemnification rights are insufficient or unfulfilled, our profitability and other results of operation and our financial condition could be adversely affected in the event we encounter blowouts or other significant operating difficulties while drilling at deeper depths.

  Our current primary focus on drilling for natural gas could place us at a competitive disadvantage if we changed our primary focus to drilling for oil.

        Our rig fleet consists of rigs capable of drilling on land at drilling depths of 6,000 to 18,000 feet because most of our contracts are with customers drilling in search of natural gas, which generally occurs at deeper drilling depths than drilling in search of oil, which often occurs at drilling depths less than 6,000 feet. Generally, larger drilling rigs capable of deep drilling generally incur higher mobilization costs than smaller drilling rigs drilling at shallower depths. If our primary focus shifts from drilling for customers in search of natural gas to drilling for customers in search of oil, the majority of our rig fleet would be disadvantaged in competing for new oil drilling projects as compared to competitors that primarily use shallower drilling depth rigs when drilling in search of oil.

  Our operations are subject to various laws and governmental regulations that could restrict our future operations and increase our operating costs.

        Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

  •
  environmental quality;

  •
  pollution control;

  •
  remediation of contamination;

  •
  preservation of natural resources; and

  •
  worker safety.

        Our operations are subject to stringent laws and regulations relating to containment, disposal and controlling the discharge of hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. In addition, our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, gas, drilling fluids or contaminated water or for noncompliance with other aspects of applicable laws. We are also subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens.

        Environmental laws and regulations are complex and subject to frequent change. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and can impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them. We may also be exposed to environmental or other liabilities originating from businesses and assets which we purchased from others. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

        In addition, our business depends on the demand for land drilling services from the oil and gas industry and, therefore, is affected by tax, environmental and other laws relating to the oil and gas industry generally, by changes in those laws and by changes in related administrative regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers or otherwise directly or indirectly affect our operations.

  We could be adversely affected if shortages of equipment, supplies or personnel occur.

        From time to time, there have been shortages of drilling equipment and supplies during periods of high demand which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

        Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As a result, our operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material and adverse effect on our financial condition and results of operations.

Risk Relating to Our Capitalization and Organizational Documents

  Our largest shareholder controls a significant percentage of our common stock, and its interests may conflict with those of our other shareholders.

        As of February 1, 2006, our largest shareholder, Chesapeake Energy Corporation, beneficially owned 16.54% of our outstanding common stock. In some circumstances, Chesapeake would be able to exercise significant influence over our affairs. The interests of Chesapeake with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other shareholders.

  Limited trading volume of our common stock may contribute to its price volatility.

        Our common stock is traded on the American Stock Exchange. During the three-month period ended December 31, 2005, the average daily trading volume of our common stock as reported by the American Stock Exchange was 422,217 shares. There can be no assurance that a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. As a result, our common stock may be subject to greater price volatility than the stock market as a whole and comparable securities of other contract drilling service providers.

        The market price of our common stock has been, and may continue to be, volatile. For example, during our fiscal year ended March 31, 2005, the trading price of our common stock ranged from $5.60 to $14.21 per share. From April 1, 2005 through February 6, 2006, the trading price of our common stock ranged from $10.57 to $23.06 per share.

        Because of the limited trading market of our common stock and the price volatility of our common stock, you may be unable to sell shares of common stock when you desire or at a price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

  Under our existing dividend policy, we do not pay dividends on our common stock.

        We have not paid or declared any dividends on our common stock and currently intend to retain any earnings to fund our working capital needs and growth opportunities. Any future dividends will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions Texas and other applicable laws and our debt arrangements then impose on us and our subsidiaries. Because we have a holding company structure, we would depend on distributions or advances from our subsidiaries in order to pay dividends. Those subsidiaries are separate and distinct legal entities from us and are subject to contractual provisions and laws that may limit our ability to obtain funds from them. Our current debt arrangements also include provisions that generally prohibit us from paying dividends on our common stock and limit our subsidiaries' ability to pay dividends or make loans or advances to us.

  We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

  Provisions in our organizational documents could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders.

        The existence of some provisions in our organizational documents could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders. Our articles of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

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  provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders;

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  limitations on the ability of our shareholders to call a special meeting and act by written consent;

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  provisions dividing our board of directors into three classes elected for staggered terms; and

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  the authorization given to our board of directors to issue and set the terms of preferred stock.

FORWARD-LOOKING STATEMENTS

        We are including the following discussion to inform you generally of some of the risks and uncertainties that can affect our company and to take advantage of the "safe harbor" protection for forward-looking statements that applicable federal securities law affords.

        This prospectus and the documents incorporated by reference contain forward-looking statements, including statements that include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "intend," "seek," "will," "should," "goal" or other words that convey the uncertainty of future events or outcomes. These forward-looking statements speak only as of the date of this prospectus or the respective dates of the documents incorporated by reference. We disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive and regulatory risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

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  general economic and business conditions and industry trends;

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  the continued strength of the contract land drilling industry in the geographic areas where we operate;

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  levels and volatility of oil and gas prices;

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  decisions about onshore exploration and development projects to be made by oil and gas companies;

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  the highly competitive nature of our business;

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  the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth;

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  our future financial performance, including availability, terms and deployment of capital;

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  the continued availability of qualified personnel; and

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  changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.

        We believe the items we have outlined above are important factors that could cause our actual results to differ materially from those expressed in a forward-looking statement contained or incorporated by reference in this prospectus or any prospectus supplement. We have discussed many of these factors in more detail elsewhere in this prospectus. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this prospectus or the documents incorporated by reference could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise you that you should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. Also, please read the "Risk Factors" section of this prospectus.

USE OF PROCEEDS

        Unless we indicate otherwise in a prospectus supplement, we will use the net proceeds from the sale of shares of common stock we offer by this prospectus and any prospectus supplement for our general corporate purposes, including the funding of our working capital requirements and capital expenditures. Those capital expenditures may include expenditures to build additional rigs to expand our fleet. We are in the process of completing a program to build 13 rigs. We completed the first two of those rigs in the quarter ended December 31, 2005 and an additional rig in January 2006. We anticipate completing the remaining ten rigs in the 2006 calendar year. All of the rigs in our rig-building program have long-term (one- or two-year) drilling contracts with customers. In addition to our rig-building program, we may seek to acquire additional rigs from other drilling contractors. We believe we have the management and other resources to expand our rig-building program and complete acquisitions, and we continue to explore opportunities to add to our existing fleet under terms and conditions our management determines to be appropriate. We also expect to continue making capital expenditures to maintain and upgrade our existing rig fleet.

        We will not receive any proceeds from sales of shares of common stock by Chesapeake.

SELLING SHAREHOLDER

        This prospectus covers the resale of up to 7,701,905 shares of our common stock held by Chesapeake, which is all the shares of our common stock held by Chesapeake as of the date of this prospectus. Accordingly, based on information Chesapeake has supplied us as of the date of this prospectus, if Chesapeake sells all the shares of our common stock it owns which are covered by this prospectus, it will not own any of our shares of common stock.

        Chesapeake acquired 5,333,333 shares of our common stock from us in a private placement. We are registering the offer of those shares, together with 2,368,572 additional shares Chesapeake acquired in public offerings we completed or through open-market purchases after we completed that private placement, in order to satisfy registration rights we granted to Chesapeake in connection with the private placement.

        Neither Chesapeake nor any of its officers or directors have, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except that Chesapeake is a significant customer of ours. During the fiscal years ended March 31, 2004 and 2005, we recognized revenues of approximately $924,000 and $4,885,000, respectively, and recorded contract drilling costs, excluding depreciation, of approximately $745,000 and $3,263,000, respectively, on drilling contracts with Chesapeake. During the nine months ended December 31, 2005, we recognized revenues of approximately $22,162,000, and recorded contract drilling costs, excluding depreciation, of approximately $14,514,000, on drilling contracts with Chesapeake.

PLAN OF DISTRIBUTION

        Either we or Chesapeake may use this prospectus to sell shares of our common stock from time to time as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        Chesapeake may act independently of us in making decisions regarding the timing, manner and size of each offering of shares of our common stock that it may make using this prospectus. In some cases, we or Chesapeake or dealers acting with either or both of us or on behalf of either or both of us may also purchase shares of our common stock and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of shares of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

        The shares distributed by any of these methods may be sold to the public, in one or more transactions, at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  prices related to prevailing market prices at the time of sale;

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  varying prices and terms determined at the time of sale; or

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  negotiated prices.

        We or Chesapeake may solicit offers to purchase shares of our common stock directly from the public from time to time. We or Chesapeake may also designate agents from time to time to solicit offers to purchase shares of our common stock from the public on our behalf or on behalf of Chesapeake. If required, the prospectus supplement relating to any particular offering will name any agents designated to solicit offers, and will include information about any commissions that may be paid to those agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        From time to time, we or Chesapeake may sell shares of our common stock to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those shares to the public.

        We or Chesapeake may sell shares of our common stock from time to time to one or more underwriters, who would purchase the shares as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or Chesapeake sell shares to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or Chesapeake in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for whom they may act as agents. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we or Chesapeake may pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of shares of our common stock using this prospectus.

        In connection with an offering of shares of our common stock using this prospectus, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the applicable securities while an offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        We will bear all costs, expenses and fees associated with the registration of the shares. Chesapeake will bear the fees and expenses of its counsel and all commissions, brokerage fees and discounts, if any, associated with the sale of shares of our common stock owned by Chesapeake.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with Chesapeake and us, to indemnification by Chesapeake and us against specified liabilities, including liabilities under the Securities Act. In addition, under our registration rights agreement with Chesapeake, we have agreed to indemnify Chesapeake and various affiliates and representatives of Chesapeake, and Chesapeake has agreed to indemnify us and various affiliates and representatives of ours, against specified liabilities in connection with the offering of shares of our common stock by Chesapeake, including liabilities arising under the Securities Act.

        The underwriters, dealers and agents, as well as their affiliates or associates, may be advisors or lenders to, and may engage in transactions with and perform services for, Chesapeake or us in the ordinary course of business.

LEGAL MATTERS

        Baker Botts L.L.P., Houston, Texas, will issue an opinion for us about the legality of the shares of our common stock being offered by this prospectus.

EXPERTS

        The consolidated financial statements and schedule of Pioneer Drilling Company and subsidiaries as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. You also may obtain our SEC filings from our website at www.pioneerdrlg.com. Information contained on our Web site is not incorporated by reference into this prospectus or any prospectus supplement and does not constitute a part of this prospectus or any prospectus supplement.

        This prospectus is part of a registration statement we filed with the SEC relating to the sale by us and the resale by Chesapeake of shares of our common stock. This prospectus does not contain all of the information we have included in the registration statement and accompanying exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions. The registration statement and its exhibits and schedules are available at the SEC's public reference room and through its Web site.

        The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering covered by this prospectus (excluding any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K and excluding any exhibit filed or furnished with respect to such Items, unless the information or exhibit is specifically incorporated by reference into this prospectus or any prospectus supplement). Our SEC file number is 001-08182. As of the date of this prospectus, we incorporate by reference the following documents:

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  our annual report on Form 10-K for the year ended March 31, 2005;

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  our quarterly reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2005;

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  our current reports on Form 8-K filed on July 6, August 11, October 26, November 7 and December 16, 2005; and

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  the description of our common stock contained in our registration statement on Form 8-A/A filed on February 6, 2006, including any amendment or report filed for the purpose of updating such descriptions.

        You may request a copy of these filings (other than an exhibit to those filings, unless we have specifically incorporated that exhibit by reference in the filing), at no cost, by writing to or telephoning us at the following address:

Pioneer Drilling Company
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
Attention: Corporate Secretary
Telephone: (210) 828-7689

10,701,905 Shares

Common Stock

PROSPECTUS SUPPLEMENT
February 7, 2006

LEHMAN BROTHERS